Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL REPORTS RECORD EARNINGS FOR 2006

• EPS and ROE increase for the year ended 2006

AUBURN, Alabama, January 18, 2007 – Auburn National Bancorporation, Inc. (the “Company”) reported net earnings of approximately $1.5 million, or $0.41 per share, for the fourth quarter of 2006, compared to approximately $1.7 million, or $0.45 per share, for the fourth quarter of 2005. The Company reported record net earnings for the year ended December 31, 2006 of approximately $6.6 million, or $1.74 per share, compared to approximately $6.5 million, or $1.69 per share, for the same period last year. Return on average equity increased to 14.66% for the year ended December 31, 2006 from 14.26% for the same period last year.

During 2006, total assets increased by 4.4% to $635 million at December 31, 2006 compared to $608 million at December 31, 2005. Results for the year ended December 31, 2006, reflect a provision for loan losses of $330 thousand compared to $485 thousand for the same period last year. The current allowance for loan losses is $4.0 million, or 1.43% of total loans outstanding at December 31, 2006, compared to $3.8 million or 1.36% of total loans outstanding at December 31, 2005.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank, with total assets of approximately $635 million. The common stock of the company trades on Nasdaq Capital Market under the symbol of “AUBN.”

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.